EXHIBIT 99
FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS SECOND QUARTER 2021 EPS OF $0.41 ON CONTINUED
ORGANIC GROWTH OF AUM, LOANS, REVENUE, PRE-TAX INCOME AND NET INCOME TO
NEW RECORD LEVELS

-- Historic loan growth, lower funding costs, and NIM reflect
TriState Capital Bank’s highly differentiated commercial and private banking relationships, while
Chartwell Investment Partners continues to attract new AUM and enhance profitability --

PITTSBURGH, July 21, 2021 - TriState Capital Holdings, Inc. (Nasdaq: TSC) reported second quarter 2021 financial results including fully organic growth in all of its investment management, private banking and commercial banking businesses, as assets under management (AUM), loans, net interest income, fee income, revenue, pre-tax income and net income reach new record high levels.

The parent company of TriState Capital Bank and Chartwell Investment Partners grew net income available to common shareholders to $15.7 million in the second quarter of 2021, up 86.1% from $8.4 million in the second quarter of 2020 and up 19.5% from $13.1 million in the first quarter of 2021. Income before tax was a record $23.2 million in the second quarter of 2021, increasing 87.7% from $12.4 million in the second quarter of 2020 and 11.7% from $20.8 million in the linked quarter.

The company earned $0.41 per diluted share in the second quarter of 2021, compared to $0.30 in the second quarter of 2020 and $0.35 in the first quarter of 2021. Second quarter 2021 results include a higher number of diluted average shares outstanding and a $1.1 million increase in preferred dividends, compared to the year-ago quarter, both resulting from the company’s December 30, 2020 private placement of $105 million of common stock, convertible preferred stock and warrants.

“TriState Capital’s strong top- and bottom-line performance during the second quarter reflects the value of our premier relationships and the power of our company with more than $23 billion of on-balance-sheet assets and client assets under management,” Chairman and Chief Executive Officer James F. Getz said. “Our three business lines worked in concert to drive continued growth in total revenue, pre-tax income and net income during the second quarter. Building on its breakout performance in the first quarter, Chartwell grew AUM to a new record of $11.51 billion, while delivering very strong revenue growth. Private banking was a primary driver of strong organic loan growth to $9.28 billion at TriState Capital Bank, complemented by commercial lending with our middle-market clients, further enhancing what we believe is a very attractive risk profile for the company and its balance sheet. As we enter the second half of 2021, we do so from a position of strength, supported by healthy new business pipelines, an agile funding franchise, a highly motivated team and relationships with exceptional clients nationwide.”

SECOND QUARTER 2021 HIGHLIGHTS
•Chartwell’s investment management business continued its strong performance and grew AUM organically to a record $11.51 billion, up 24.4% from June 30, 2020 and 2.7% during the quarter and its fees increased 22.1% from the year-ago quarter and 5.0% from the linked quarter.
•Chartwell’s retail and institutional distribution capability generated year-to-date net inflows of $533.0 million, while enhanced profitability supported product development including a new short duration high-grade fixed income fund to complement its Short Duration BB High Yield strategy.
•Return on average common equity expanded to 10.37%, up 375 basis points from the year-ago period and 131 basis points from the linked quarter, as the company continues to productively deploy capital raised in December 2020.
•Net interest income (NII) grew to a record $42.9 million, up 28.2% from the year-ago quarter and 11.0% from the linked quarter, on historic loan growth and continued net interest margin (NIM) expansion to 1.63%.
•Period-end loans grew organically to a record $9.28 billion, up 29.5% from June 30, 2020 and 8.7%, during the quarter.

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•Private banking loans primarily collateralized by marketable securities and other liquid assets represented 61.5% of total loans at period end, growing 40.6% from June 30, 2020 and 13.1% during the quarter, while commercial loans increased by 14.9% from June 30, 2020 and 2.3% during the quarter.
•The company maintained superior credit quality metrics, with period-end non-performing assets (NPAs), non-performing loans (NPLs), and adverse-rated credits declining by 46.0%, 50.8% and 33.0%, respectively, from March 31, 2021.

REVENUE GROWTH
NII grew to a record $42.9 million in the second quarter of 2021, increasing 28.2% from $33.5 million in the year-ago quarter and 11.0% from $38.7 million in the first quarter of 2021. NIM expanded for the third consecutive quarter to 1.63% for the three months ended June 30, 2021, up from 1.52% in the second quarter of 2020 and 1.59% in the first quarter of 2021.

Non-interest income grew to a record $14.8 million in the second quarter of 2021, up 14.2% from $13.0 million in the year-ago quarter and 8.7% from $13.7 million in the linked quarter. Chartwell investment management fees grew to $9.5 million in the second quarter of 2021, up 22.1% from $7.7 million in the same period the prior year and 5.0% from $9.0 million in the linked quarter, reflecting market appreciation and positive net inflows of client assets. Fees from commercial and private banking clients’ use of TriState Capital’s interest rate swaps offering totaled $3.9 million in the second quarter of 2021, $3.9 million in the prior year quarter and $2.7 million in the linked quarter.

NII and non-interest income, excluding net gains and losses on the sale of debt securities, combined to generate record total revenue of $57.7 million for the second quarter of 2021, an increase of 24.1% from $46.5 million in the year-ago period and 10.2% from $52.3 million in the linked quarter. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of the diversity and balance of its income-generating capabilities. Non-interest income represented 25.6% of total revenue in the second quarter of 2021 when excluding net gains on the sale of securities, compared to 27.9% from the year-ago period and 26.1% from the linked quarter.

EXPENSES IN LINE WITH EXPECTATIONS
TriState Capital continues to invest in talent, technology, products and risk and compliance management to support the continued responsible growth of its businesses and balance sheet, to provide a premier client experience, and to scale its efficient branchless operating model.

Second quarter 2021 non-interest expense of $34.4 million was in-line with the company’s expectations, increasing 22.5% from $28.1 million in the year-ago period and increasing 10.1% from $31.3 million in the linked quarter. Non-interest expense for the first half of 2021 was $65.7 million, up 14.8% from the first half of 2020. TriState Capital continues to maintain its goal of annual operating expense growth of 10% to 12% for full-year 2021.

Operating expenses continue to be favorably impacted by what are expected to be sustainable reductions in annual Federal Deposit Insurance Corporation (FDIC) insurance expense as a percentage of average assets, as compared to prior years. FDIC insurance expense was $1.1 million in the second quarter of 2021, or an annualized 0.04% of average assets, compared to $2.6 million, or 0.11%, in the same period the prior year, and $1.1 million, or 0.04%, in the linked quarter.

TriState Capital Bank’s efficiency ratio for the second quarter of 2021 was 51.51%, compared to 50.39% in the second quarter of 2020 and 50.59% in the linked quarter. Efficiency ratio is a non-GAAP financial metric utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue.

TriState Capital continued to maintain a low annualized non-interest expense to average assets ratio of 1.27% in the second quarter of 2021, compared to 1.22% in the second quarter of 2020 and 1.24% in the linked quarter.

Pre-tax, pre-provision net revenue grew to a record $23.2 million in the second quarter of 2021, increasing 26.5% from $18.4 million in the year-ago period and 10.5% from $21.0 million in the linked quarter. Pre-tax, pre-provision net revenue is a non-GAAP financial metric representing net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale and call of investment securities.

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TriState Capital’s effective tax rate was 19.2% for the second quarter of 2021. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of consolidated earnings attributed to investment management. The company’s 2021 effective tax rate, based on factors including anticipated tax credit investment opportunities, is currently expected to be in the high teens.

Net income available to common shareholders and earnings per share in the second quarter of 2021 are net of $3.1 million in dividends payable to holders of the company’s Series A, Series B and Series C Non-Cumulative Perpetual Preferred Stock.

INVESTMENT MANAGEMENT
A combination of investment performance, strong client relationships and a robust new business effort contributed to positive net inflows of $27.0 million for the three months ending June 30, 2021. In addition, Chartwell’s new business pipeline currently has in excess of $65 million in commitments from institutional investors.

Chartwell’s new business and new flows from existing accounts of $458.0 million and market appreciation of $281.0 million more than offset outflows of $431.0 million in the second quarter of 2021. Chartwell’s assets under management grew to $11.51 billion at June 30, 2021, increasing 24.4% from $9.25 billion on June 30, 2020 and 2.7% from $11.20 billion on March 31, 2021.

Annual run-rate revenue grew to $39.9 million as of June 30, 2021, increasing 2.7% from March 31, 2021. Chartwell’s weighted average fee rate was 0.35% at June 30, 2021. Investment management fee revenue was $9.5 million in the second quarter of 2021, compared to $7.7 million in the second quarter of 2020 and $9.0 million in the first quarter of 2021.

Initiatives to enhance Chartwell profitability continue to be reflected in the segment’s improving level of expenses relative to revenue. Chartwell segment expenses were $8.3 million in the second quarter of 2021, compared to $7.5 million in the second quarter of 2020 and $7.9 million in the first quarter of 2021.

ORGANIC LENDING FRANCHISE GROWTH
TriState Capital’s client engagement and distribution capabilities continued to drive the organic growth of both sides of its balance sheet by expanding the number and depth of its premier relationships with high-quality middle-market commercial customers, as well as expanding the number of high-net-worth clients the bank serves through its growing national referral network of financial intermediaries.

Average loans totaled a record $8.81 billion in the second quarter of 2021, growing 24.2% from $7.09 billion in the prior year period and 6.4% from $8.28 billion in the linked quarter. Period-end loans totaled a record $9.28 billion on June 30, 2021, growing $2.11 billion, or 29.5%, from June 30, 2020, and $739.7 million, or 8.7%, from March 31, 2021.

TriState Capital continued to fortify its position as the nation’s leading independent provider of marketable securities-backed loans for clients of independent investment advisory firms, trust companies, broker-dealers, regional securities firms, family offices, insurance companies and other financial intermediaries that do not offer banking services themselves. Private banking loans totaled a record $5.71 billion at June 30, 2021, increasing $1.65 billion, or 40.6%, from one year prior and $659.9 million, or 13.1%, from the end of the linked quarter.

The company continued to grow relationships with top-quality middle-market sponsors and businesses, driving originations of commercial and industrial (C&I) and commercial real estate (CRE) loans while managing credit quality within the portfolio. Commercial loans totaled $3.57 billion at June 30, 2021, increasing $461.7 million, or 14.9%, from one year prior and $79.8 million, or 2.3%, from the end of the linked quarter.

C&I loans grew to $1.24 billion at June 30, 2021, increasing $88.0 million, or 7.6%, from one year prior. C&I loans decreased $8.3 million, or 0.7%, from March 31, 2021, as new loan originations, draws and equipment finance production were offset by amortization and paydowns. The bank did not participate in the Paycheck Protection Program (PPP).

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CRE loans grew to $2.33 billion at June 30, 2021, increasing $373.7 million, or 19.1%, from one year prior and $88.1 million, or 3.9%, from the end of the linked quarter.

STRATEGIC DEPOSIT AND LIQUIDITY MANAGEMENT FRANCHISE EXPANSION
TriState Capital continues to deliver growth on its agile liquidity management franchise, which creates meaningful service-based client relationships and provides highly responsive funding. The bank is winning new business and enhancing the breadth and depth of existing client relationships with its nationally distributed service and liquidity management offerings for financial services businesses, payroll and other specialized payment servicers, real estate firms, high-net-worth individuals, family offices, middle market companies, municipalities and non-profits.

Average deposits totaled a record $9.56 billion in the second quarter of 2021, growing 19.5% from $8.00 billion in the second quarter of last year and 8.0% from $8.85 billion in the linked quarter. Period-end deposits totaled a record $10.19 billion at June 30, 2021, growing $2.36 billion, or 30.1%, from June 30, 2020, and $941.4 million, or 10.2%, from March 31, 2021.

Treasury management deposit accounts totaled $2.27 billion at June 30, 2021, increasing $1.14 billion, or 101.9%, from June 30, 2020 and $450.1 million, or 24.8%, from March 31, 2021.

The bank’s loan-to-deposit ratio at June 30, 2021 was 91.09%, compared to 91.56% at June 30, 2020 and 92.36% at March 31, 2021, reflecting the bank’s differentiated ability to manage liquidity levels in line with deployment opportunities.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to manage interest rate dynamics, while offering attractive deposit and loan pricing to clients. Ultimately, the bank continues to favor an asset-neutral to asset-sensitive approach over the long term.

Investment securities totaled a record $1.34 billion at June 30, 2021, up 64.7% from June 30, 2020 and 8.7% from March 31, 2021 as the bank continued to build on-balance sheet liquidity.

Approximately 60% of TriState Capital’s non-fixed rate deposits use the Effective Fed Funds Rate or another benchmark as reference points, and the remaining non-fixed rate deposits are priced at rates set with bank discretion. Total cost of funds for all deposits and interest-bearing liabilities averaged 0.51% during the second quarter of 2021, compared to 0.87% in the same period last year and 0.59% in the linked quarter. The total cost of deposits averaged 0.42% during the second quarter of 2021, compared to 0.80% in the same period last year and 0.49% in the linked quarter.

At June 30, 2021, 94% of the bank’s loans were floating rate and indexed to 30-day LIBOR or the Prime Rate. TriState Capital continued to constructively use interest rate floors on existing and new variable rate loans throughout the second quarter of 2021.

The yield on total loans averaged 2.35% during the second quarter of 2021, compared to 2.69% in the prior year period and 2.41% in the linked quarter. Loan yields resulted primarily from trends in 30-day LIBOR which declined on average approximately 2 basis points during the second quarter of 2021. Loan yields were also affected by higher rates of growth in balances of private bank loans relative to commercial bank loans. Loan yield movement was offset by a continued reduction in deposit costs.

ASSET QUALITY
TriState Capital maintained strong asset quality metrics in the second quarter of 2021, reflecting its disciplined credit culture and lower risk profile resulting from the majority of its loans consisting of private banking non-purpose margin loans collateralized by marketable securities. Private banking grew to represent 61.5% of the total loan portfolio at June 30, 2021, while CRE and C&I comprised 25.1% and 13.4% of total loans, respectively.

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COVID-19 deferral levels continued to decline in line with expectations to four loans representing $41.0 million or 0.4% of total loans on June 30, 2021, from eight loans representing $62.1 million or 0.7% of total loans on March 31, 2021.

The allowance for credit losses on loans and leases (ACL) was $32.6 million at June 30, 2021, compared to $23.3 million at June 30, 2020 and $34.6 million at March 31, 2021. ACL represented 0.91% of commercial loans at period end, excluding private banking loans primarily collateralized by liquid, marketable securities that do not require a reserve, compared to 0.75% at June 30, 2020 and 0.99% at March 31, 2021. As a percentage of total loans, ACL was 0.35% at June 30, 2021, 0.32% at June 30, 2020 and 0.41% at March 31, 2021.

TriState Capital’s net charge offs (NCOs) were $2.3 million in the second quarter of 2021, or 0.10% of total average loans of $8.81 billion. NCOs were $33,000 in the year-ago quarter and $199,000 in the linked quarter.

During the second quarter of 2021, NPAs, NPLs, and adverse-rated credits declined by 46.0%, 50.8% and 33.0%, respectively, from March 31, 2021 to June 30, 2021.

NPAs were $13.7 million, or 0.12% of total assets, at June 30, 2021, compared to $9.5 million, or 0.10%, at June 30, 2020 and $25.5 million, or 0.24%, at March 31, 2021. NPLs were $11.2 million, or 0.12% of total loans, at June 30, 2021, compared to $6.8 million, or 0.09%, at June 30, 2020 and $22.7 million, or 0.27%, at March 31, 2021.

Total adverse-rated credits, including NPLs, were $34.1 million, or 0.37% of total loans, at June 30, 2021, compared to $33.0 million, or 0.46%, at June 30, 2020 and $50.9 million, or 0.60%, at March 31, 2021.

TriState Capital recorded provision expense of $96,000 in the second quarter of 2021, $6.0 million in the second quarter of 2020 and $224,000 in the linked quarter.

CAPITAL STRENGTH AND EFFICIENCY
The company’s strong balance sheet included $1.87 billion in cash, equivalents and securities at June 30, 2021. Cash, equivalents, securities and private banking loans -- which are primarily collateralized by marketable securities that are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements -- represented 65.68% of total assets at the end of the second quarter of 2021.

As of June 30, 2021, estimated regulatory capital ratios for TriState Capital Holdings were 13.94% for total risk-based capital, 11.94% for tier 1 risk-based capital, 9.06% for common equity tier 1 risk-based capital, and 6.86% for tier 1 leverage, reflecting the historic level of asset growth in the second quarter of 2021. For TriState Capital Bank, the estimated capital ratios were 13.26% for total risk-based capital, 12.80% for tier 1 risk-based capital, 12.80% for common equity tier 1 risk-based capital, and 7.34% for tier 1 leverage.

The company’s common shareholders equity to total assets was 5.3% on June 30, 2021. The ratio of common shareholders’ equity excluding intangible assets, or tangible common equity (TCE), to total assets excluding intangible assets was 4.81% on June 30, 2021. The TCE ratio was 9.58% excluding private banking loans primarily collateralized by liquid, marketable securities on June 30, 2021. The TCE ratio and TCE ratio excluding private banking loans are non-GAAP metrics utilized to provide a greater understanding of the capital adequacy of financial services companies.

TriState Capital had $9.8 million of common stock repurchase authority available at June 30, 2021 under previously disclosed buyback programs authorized by its Board of Directors. Since the Board first authorized share buybacks in 2014, the company has repurchased a total of 2.1 million shares for approximately $33.0 million at an average cost of $15.39 per share. The company has not repurchased shares on the open market since the second quarter of 2020.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

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The live conference call on July 22 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link https://dpregister.com/sreg/10157838/e9f425b8be to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States or Canada, and 412-902-4194 from other international locations.

The live conference call will also be available through an audio webcast accessible at https://services.choruscall.com/links/tsc210722.html or https://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

A telephone replay of the call will be available approximately one hour after the end of the conference through July 29. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10157838.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $11.46 billion in assets as of June 30, 2021, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $11.51 billion in assets under management as of June 30, 2021, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other measures of future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:
•risks associated with the COVID-19 pandemic and their expected impact and duration, including effects on TriState Capital’s operations, its clients, economic conditions and the demand for its products and services;
•TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;
•deterioration of TriState Capital’s asset quality;
•TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans, including litigation and other costs;
•possible additional loan and lease losses and impairment, changes in the value of collateral securing TriState Capital’s loans and leases and the collectability of loans and leases, particularly as a result of the COVID-19 pandemic and the programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions;
•possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;

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•business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market areas, including the effects of an increase in unemployment levels, slowdowns in economic growth and changes in demand for products or services or the value of assets under management;
•TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;
•changes in management personnel;
•TriState Capital’s ability to recruit and retain key employees;
•volatility and direction of interest rates;
•risks related to the phasing out of LIBOR and changes in the manner of calculating reference rates, as well as the impact of the phase out of LIBOR and introduction of alternative reference rates on the value of loans and other financial instruments we hold that are linked to LIBOR;
•changes in accounting policies, accounting standards, or authoritative accounting guidance, including the CECL model;
•any impairment of TriState Capital’s goodwill or other intangible assets;
•TriState Capital’s ability to develop and provide competitive products and services that appeal to its customers and target markets;
•TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;
•fluctuations in the carrying value of the assets under management held by Chartwell Investment Partners, LLC, the company’s registered investment advisor subsidiary, as well as the relative and absolute investment performance of such subsidiary’s investment products;
•operational risks associated with TriState Capital’s business, including technology and cyber-security related risks;
•increased competition in the financial services industry, particularly from regional and national institutions;
•negative perceptions or publicity with respect to any products or services offered by TriState Capital;
•adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including economic stimulus programs, and potential expenses associated with complying with such laws and regulations;
•TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;
•regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;
•changes and direction of government policy towards and intervention in the U.S. financial system;
•natural disasters and adverse weather, acts of terrorism, regional or national civil unrest, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control;
•the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory or compliance risk resulting from developments related to any of the risks discussed above; and
•other factors that are discussed in TriState Capital’s filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, tangible assets, tangible assets excluding private banking loans, tangible common equity ratio, tangible common equity ratio excluding private banking loans, EBITDA, total revenue, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar

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measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and in the reconciliation tables accompanying this news release.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com

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TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Cash and cash equivalents	$529,453	$446,484	$724,942
Total investment securities	1,337,658	1,231,074	812,140
Loans and leases held-for-investment	9,282,922	8,543,182	7,170,770
Allowance for credit losses on loans and leases	(32,577)	(34,644)	(23,276)
Loans and leases held-for-investment, net	9,250,345	8,508,538	7,147,494
Goodwill and other intangibles, net	62,955	63,433	64,867
Other assets	360,761	315,621	380,398
Total assets	$11,541,172	$10,565,150	$9,129,841

Deposits	$10,191,433	$9,250,019	$7,831,471
Borrowings, net	345,600	345,547	395,552
Other liabilities	209,571	195,298	269,987
Total liabilities	10,746,604	9,790,864	8,497,010

Preferred stock	179,343	178,243	116,079
Common shareholders’ equity	615,225	596,043	516,752
Total shareholders’ equity	794,568	774,286	632,831

Total liabilities and shareholders’ equity	$11,541,172	$10,565,150	$9,129,841

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TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Interest income:
Loans and leases	$51,702	$49,186	$47,377	$100,888	$106,295
Investments	3,737	2,646	3,940	6,383	7,841
Interest-earning deposits	116	160	344	276	1,727
Total interest income	55,555	51,992	51,661	107,547	115,863

Interest expense:
Deposits	10,106	10,754	15,953	20,860	43,197
Borrowings	2,537	2,582	2,224	5,119	4,260
Total interest expense	12,643	13,336	18,177	25,979	47,457
Net interest income	42,912	38,656	33,484	81,568	68,406
Provision for credit losses	96	224	6,005	320	8,998
Net interest income after provision for credit losses	42,816	38,432	27,479	81,248	59,408
Non-interest income:
Investment management fees	9,451	9,000	7,738	18,451	15,376
Service charges on deposits	325	316	315	641	528
Net gain (loss) on the sale and call of debt securities	98	(1)	14	97	71
Swap fees	3,913	2,711	3,853	6,624	8,226
Commitment and other loan fees	564	326	462	890	881
Bank owned life insurance income	480	429	429	909	857
Other income	13	870	186	883	374
Total non-interest income	14,844	13,651	12,997	28,495	26,313
Non-interest expense:
Compensation and employee benefits	20,937	19,921	16,569	40,858	34,015
Premises and equipment expense	1,173	1,406	1,515	2,579	2,901
Professional fees	2,124	1,324	1,109	3,448	2,579
FDIC insurance expense	1,125	1,125	2,560	2,250	4,730
General insurance expense	341	298	278	639	540
State capital shares tax expense	777	650	366	1,427	749
Travel and entertainment expense	639	441	279	1,080	1,143
Technology and data services	3,687	3,100	2,414	6,787	4,717
Intangible amortization expense	478	478	486	956	988
Marketing and advertising	898	684	686	1,582	1,300
Other operating expenses	2,246	1,851	1,834	4,097	3,578
Total non-interest expense	34,425	31,278	28,096	65,703	57,240
Income before tax	23,235	20,805	12,380	44,040	28,481
Income tax expense	4,455	4,605	1,979	9,060	5,185
Net income	$18,780	$16,200	$10,401	$34,980	$23,296
Preferred stock dividends	3,077	3,059	1,962	6,136	3,924
Net income available to common shareholders	$15,703	$13,141	$8,439	$28,844	$19,372

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020
Per share and share data:
Earnings per common share:
Basic	$0.42	$0.36	$0.30	$0.78	$0.69
Diluted	$0.41	$0.35	$0.30	$0.76	$0.68
Book value per common share	$18.54	$17.97	$17.31	$18.54	$17.31
Tangible book value per common share (1)	$16.65	$16.06	$15.14	$16.65	$15.14
Common shares outstanding, at end of period	33,176,934	33,160,605	29,851,550	33,176,934	29,851,550
Weighted average common shares outstanding:
Basic	31,280,481	31,224,474	28,223,085	31,252,632	28,201,837
Diluted	32,147,758	32,187,034	28,527,961	32,278,282	28,687,804

Performance ratios:
Return on average assets (2)	0.69%	0.64%	0.45%	0.67%	0.54%
Return on average common equity (2)	10.37%	9.06%	6.62%	9.73%	7.60%
Net interest margin (2) (3)	1.63%	1.59%	1.52%	1.61%	1.67%
Total revenue (1)	$57,658	$52,308	$46,467	$109,966	$94,648
Pre-tax, pre-provision net revenue (1)	$23,233	$21,030	$18,371	$44,263	$37,408
Bank efficiency ratio (1)	51.51%	50.59%	50.39%	51.07%	51.13%
Non-interest expense to average assets (2)	1.27%	1.24%	1.22%	1.26%	1.34%

Asset quality:
Non-performing loans	$11,175	$22,727	$6,780	$11,175	$6,780
Non-performing assets	$13,743	$25,451	$9,504	$13,743	$9,504
Other real estate owned	$2,568	$2,724	$2,724	$2,568	$2,724
Non-performing assets to total assets	0.12%	0.24%	0.10%	0.12%	0.10%
Non-performing loans to total loans	0.12%	0.27%	0.09%	0.12%	0.09%
ACL to loans and leases	0.35%	0.41%	0.32%	0.35%	0.32%
ACL to non-performing loans	291.52%	152.44%	343.30%	291.52%	343.30%
Net charge-offs (recoveries)	$2,253	$199	$33	$2,452	$(170)
Net charge-offs (recoveries) to average total loans (2)	0.10%	0.01%	—%	0.06%	—%

Capital ratios: (4)
Tier 1 leverage ratio	6.86%	7.13%	6.30%	6.86%	6.30%
Common equity tier 1 risk-based capital ratio	9.06%	9.10%	8.54%	9.06%	8.54%
Tier 1 risk-based capital ratio	11.94%	12.08%	10.68%	11.94%	10.68%
Total risk-based capital ratio	13.94%	14.18%	12.89%	13.94%	12.89%
Bank tier 1 leverage ratio	7.34%	7.65%	7.11%	7.34%	7.11%
Bank common equity tier 1 risk-based capital ratio	12.80%	12.98%	12.07%	12.80%	12.07%
Bank tier 1 risk based capital ratio	12.80%	12.98%	12.07%	12.80%	12.07%
Bank total risk-based capital ratio	13.26%	13.49%	12.52%	13.26%	12.52%

Investment Management Segment:
Assets under management	$11,511,000	$11,203,000	$9,254,000	$11,511,000	$9,254,000
EBITDA (1)	$2,063	$1,916	$1,031	$3,979	$2,248
(1)    These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.
(2)    Ratios are annualized.
(3)    Net interest margin is calculated on a fully taxable equivalent basis.
(4)    Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$407,627	$114	0.11%	$555,427	$158	0.12%	$1,098,510	$342	0.13%
Federal funds sold	11,502	2	0.07%	10,557	2	0.08%	7,883	1	0.05%
Debt securities available-for-sale	266,264	886	1.33%	348,835	570	0.66%	329,015	2,026	2.48%
Debt securities held-to-maturity	1,040,658	2,705	1.04%	637,719	1,900	1.21%	292,898	1,616	2.22%
Debt securities trading	—	—	—%	315	1	1.29%	—	—	—%
FHLB stock	11,776	154	5.25%	11,551	182	6.39%	13,269	305	9.24%
Total loans and leases	8,808,775	51,702	2.35%	8,276,059	49,186	2.41%	7,094,744	47,377	2.69%
Total interest-earning assets	10,546,602	55,563	2.11%	9,840,463	51,999	2.14%	8,836,319	51,667	2.35%
Other assets	347,923			375,418			408,950
Total assets	$10,894,525			$10,215,881			$9,245,269

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$3,852,078	$3,214	0.33%	$3,065,983	$2,793	0.37%	$2,327,513	$2,719	0.47%
Money market deposit accounts	4,316,946	5,636	0.52%	4,345,454	5,964	0.56%	3,862,068	7,377	0.77%
Certificates of deposit	929,906	1,256	0.54%	1,012,861	1,997	0.80%	1,389,984	5,857	1.69%
Borrowings:
FHLB borrowings	250,000	1,082	1.74%	253,889	1,072	1.71%	300,000	1,284	1.72%
Line of credit borrowings	—	—	—%	4,589	55	4.86%	22,747	260	4.60%
Subordinated notes payable, net	95,565	1,455	6.11%	95,511	1,455	6.18%	44,417	680	6.16%
Total interest-bearing liabilities	9,444,495	12,643	0.54%	8,778,287	13,336	0.62%	7,946,729	18,177	0.92%
Noninterest-bearing deposits	460,601			424,535			417,732
Other liabilities	203,033			247,659			252,303
Shareholders’ equity	786,396			765,400			628,505
Total liabilities and shareholders’ equity	$10,894,525			$10,215,881			$9,245,269

Net interest income (1)		$42,920			$38,663			$33,490
Net interest spread (1)			1.57%			1.52%			1.43%
Net interest margin (1)			1.63%			1.59%			1.52%
(1)Calculated on a fully taxable equivalent basis.
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Six Months Ended June 30,
	2021			2020
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$481,119	$272	0.11%	$781,406	$1,705	0.44%
Federal funds sold	11,032	4	0.07%	7,491	21	0.56%
Debt securities available-for-sale	307,322	1,456	0.96%	305,442	4,070	2.68%
Debt securities held-to-maturity	840,302	4,605	1.11%	247,326	3,104	2.52%
Debt securities trading	156	1	1.29%	115	1	1.75%
FHLB stock	11,664	336	5.81%	16,724	703	8.45%
Total loans and leases	8,543,889	100,888	2.38%	6,883,718	106,295	3.11%
Total interest-earning assets	10,195,484	107,562	2.13%	8,242,222	115,899	2.83%
Other assets	361,594			360,699
Total assets	$10,557,078			$8,602,921

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$3,461,202	$6,007	0.35%	$1,900,563	$7,933	0.84%
Money market deposit accounts	4,331,121	11,600	0.54%	3,705,517	22,031	1.20%
Certificates of deposit	971,155	3,252	0.68%	1,386,510	13,233	1.92%
Borrowings:
FHLB borrowings	251,933	2,154	1.72%	360,962	3,319	1.85%
Line of credit borrowings	2,282	55	4.86%	12,115	261	4.33%
Subordinated notes payable, net	95,538	2,911	6.14%	22,208	680	6.16%
Total interest-bearing liabilities	9,113,231	25,979	0.57%	7,387,875	47,457	1.29%
Noninterest-bearing deposits	442,668			383,909
Other liabilities	225,223			202,755
Shareholders’ equity	775,956			628,382
Total liabilities and shareholders’ equity	$10,557,078			$8,602,921

Net interest income (1)		$81,583			$68,442
Net interest spread (1)			1.56%			1.54%
Net interest margin (1)			1.61%			1.67%
(1)Interest income and net interest margin are calculated on a fully taxable equivalent basis.
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	June 30, 2021		March 31, 2021		June 30, 2020
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$5,713,562	61.5%	$5,053,621	59.2%	$4,063,116	56.6%
Middle-market banking loans:
Commercial and industrial	1,240,917	13.4%	1,249,208	14.6%	1,152,880	16.1%
Commercial real estate	2,328,443	25.1%	2,240,353	26.2%	1,954,774	27.3%
Total middle-market banking loans	3,569,360	38.5%	3,489,561	40.8%	3,107,654	43.4%
Loans and leases held-for-investment	$9,282,922	100.0%	$8,543,182	100.0%	$7,170,770	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$55,555	$—	$—	$55,555	$51,661	$—	$—	$51,661
Interest expense	11,199	—	1,444	12,643	17,251	—	926	18,177
Net interest income (loss)	44,356	—	(1,444)	42,912	34,410	—	(926)	33,484
Provision for credit losses	96	—	—	96	6,005	—	—	6,005
Net interest income (loss) after provision for credit losses	44,260	—	(1,444)	42,816	28,405	—	(926)	27,479
Non-interest income:
Investment management fees	—	9,774	(323)	9,451	—	7,897	(159)	7,738
Net gain on the sale and call of debt securities	98	—	—	98	14	—	—	14
Other non-interest income	5,283	12	—	5,295	5,215	30	—	5,245
Total non-interest income (loss)	5,381	9,786	(323)	14,844	5,229	7,927	(159)	12,997
Non-interest expense:
Intangible amortization expense	—	478	—	478	—	486	—	486
Other non-interest expense	25,570	7,826	551	33,947	19,967	7,003	640	27,610
Total non-interest expense	25,570	8,304	551	34,425	19,967	7,489	640	28,096
Income (loss) before tax	24,071	1,482	(2,318)	23,235	13,667	438	(1,725)	12,380
Income tax expense (benefit)	4,565	286	(396)	4,455	2,173	102	(296)	1,979
Net income (loss)	$19,506	$1,196	$(1,922)	$18,780	$11,494	$336	$(1,429)	$10,401

EXHIBIT 99

	Six Months Ended June 30, 2021				Six Months Ended June 30, 2020
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$107,547	$—	$—	$107,547	$115,863	$—	$—	$115,863
Interest expense	23,038	—	2,941	25,979	46,547	—	910	47,457
Net interest income (loss)	84,509	—	(2,941)	81,568	69,316	—	(910)	68,406
Provision for credit losses	320	—	—	320	8,998	—	—	8,998
Net interest income (loss) after provision for credit losses	84,189	—	(2,941)	81,248	60,318	—	(910)	59,408
Non-interest income:
Investment management fees	—	19,009	(558)	18,451	—	15,662	(286)	15,376
Net gain on the sale and call of debt securities	97	—	—	97	71	—	—	71
Other non-interest income	9,915	32	—	9,947	10,866	—	—	10,866
Total non-interest income (loss)	10,012	19,041	(558)	28,495	10,937	15,662	(286)	26,313
Non-interest expense:
Intangible amortization expense	—	956	—	956	—	988	—	988
Other non-interest expense	48,225	15,268	1,254	64,747	41,000	13,630	1,622	56,252
Total non-interest expense	48,225	16,224	1,254	65,703	41,000	14,618	1,622	57,240
Income (loss) before tax	45,976	2,817	(4,753)	44,040	30,255	1,044	(2,818)	28,481
Income tax expense (benefit)	9,294	596	(830)	9,060	5,521	130	(466)	5,185
Net income (loss)	$36,682	$2,221	$(3,923)	$34,980	$24,734	$914	$(2,352)	$23,296

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
EARNINGS PER COMMON SHARE (UNAUDITED)

	Three Months Ended			Years Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2021	2020

Basic earnings per common share:
Net income	$18,780	$16,200	$10,401	$34,980	$23,296
Less: Preferred dividends on Series A and Series B	1,962	1,962	1,962	3,924	3,924
Less: Preferred dividends on Series C	1,115	1,097	—	2,212	—
Net income available to common shareholders	$15,703	$13,141	$8,439	$28,844	$19,372

Allocation of net income available:
Common shareholders	$13,272	$11,127	$8,439	$24,375	$19,372
Series C convertible preferred shareholders	2,040	1,685	—	3,749	—
Warrant shareholders	391	329	—	720	—
Total	$15,703	$13,141	$8,439	$28,844	$19,372

Basic weighted average common shares outstanding:
Basic common shares	31,280,481	31,224,474	28,223,085	31,252,632	28,201,837
Series C convertible preferred stock, as-if converted	4,807,272	4,727,272	—	4,807,272	—
Warrants, as-if exercised	922,438	922,438	—	922,438	—

Basic earnings per common share	$0.42	$0.36	$0.30	$0.78	$0.69

Diluted earnings per common share:
Income available to common shareholders after allocation	$13,272	$11,127	$8,439	$24,375	$19,372

Diluted weighted average common shares outstanding:
Basic common shares	31,280,481	31,224,474	28,223,085	31,252,632	28,201,837
Restricted stock - dilutive	719,504	801,798	221,456	871,255	324,498
Stock options - dilutive	147,773	160,762	83,420	154,395	161,469
Diluted common shares	32,147,758	32,187,034	28,527,961	32,278,282	28,687,804

Diluted earnings per common share	$0.41	$0.35	$0.30	$0.76	$0.68

	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Anti-dilutive shares:
Restricted stock	10,750	71,810	864,246	12,000	566,498
Stock options	—	—	5,500	—	—
Series C convertible preferred stock, as-if converted	4,807,272	4,727,272	—	4,807,272	—
Warrants, as-if exercised	922,438	922,438	—	922,438	—
Total anti-dilutive shares	5,740,460	5,721,520	869,746	5,741,710	566,498

Earnings per common share (“EPS”) is computed using the two-class method, which requires that the Series C convertible preferred stock and warrants to be treated as participating classes of securities in the computation of EPS. In addition, net income is reduced by dividends declared on all series of preferred stock to derive net income available to common shareholders. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security. Net income available to common shareholders is reduced by the percentage of average common shares allocable to Series C convertible preferred holders and warrant holders on an as-if converted basis to arrive at net income allocable to common shareholders. Basic EPS is computed by dividing net income allocable to common shareholders by the weighted average number of its common shares outstanding for the period, excluding non-vested restricted stock. Diluted EPS reflects the potential dilution upon the exercise of stock options and warrants, and the vesting of restricted stock awards granted utilizing the treasury stock method. The Series C convertible preferred stock is excluded from diluted weighted average common shares outstanding because the payment of the dividend is considered in the net income allocable to common shareholders for the calculation of basic EPS.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “tangible assets,” “tangible assets excluding private banking loans,” tangible common equity ratio,” “tangible common equity ratio excluding private banking loans,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” These non-GAAP financial measures are supplemental measures that we believe provide management and our investors with a more detailed understanding of our performance, although these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures in accordance with GAAP. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our Company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“Tangible assets” is defined as total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets.

“Tangible assets excluding private banking loans” is defined as total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets and private banking loans.

“Tangible common equity ratio” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets.

“Tangible common equity ratio excluding private banking loans” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets and private banking loans.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and total non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities and total non-interest expense. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Tangible common equity and tangible book value per common share:
Common shareholders’ equity	$615,225	$596,043	$516,752
Less: goodwill and intangible assets	62,955	63,433	64,867
Tangible common equity (numerator)	$552,270	$532,610	$451,885
Common shares outstanding (denominator)	33,176,934	33,160,605	29,851,550
Tangible book value per common share	$16.65	$16.06	$15.14

(Dollars in thousands)	June 30,	March 31,	June 30,
	2021	2021	2020
Tangible common equity ratio excluding private banking channel loans:
Common shareholders' equity	$615,225	$596,043	$516,752
Less: goodwill and intangible assets	62,955	63,433	64,867
Tangible common equity (numerator)	$552,270	$532,610	$451,885
Total assets	11,541,172	10,565,150	9,129,841
Less: goodwill and intangible assets	62,955	63,433	64,867
Tangible assets	$11,478,217	$10,501,717	$9,064,974
Tangible common equity ratio	4.81%	5.07%	4.98%
Less: private banking loans	5,713,562	5,053,621	4,063,116
Tangible assets excluding private banking loans (denominator)	$5,764,655	$5,448,096	$5,001,858
Tangible common equity ratio excluding private banking loans	9.58%	9.78%	9.03%

INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Investment Management EBITDA:
Net income	$1,196	$1,025	$336	$2,221	$914
Interest expense	—	—	—	—	—
Income tax expense	286	310	102	596	130
Depreciation expense	103	103	107	206	216
Intangible amortization expense	478	478	486	956	988
EBITDA	$2,063	$1,916	$1,031	$3,979	$2,248

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$42,912	$38,656	$33,484	$81,568	$68,406
Total non-interest income	14,844	13,651	12,997	28,495	26,313
Less: net gain (loss) on the sale and call of debt securities	98	(1)	14	97	71
Total revenue	$57,658	$52,308	$46,467	$109,966	$94,648
Less: total non-interest expense	34,425	31,278	28,096	65,703	57,240
Pre-tax, pre-provision net revenue	$23,233	$21,030	$18,371	$44,263	$37,408

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Bank total revenue:
Net interest income	$44,356	$40,153	$34,410	$84,509	$69,316
Total non-interest income	5,381	4,630	5,229	10,012	10,937
Less: net gain (loss) on the sale and call of debt securities	98	(1)	14	97	71
Bank total revenue	$49,639	$44,784	$39,625	$94,424	$80,182

Bank efficiency ratio:
Total non-interest expense (numerator)	$25,570	$22,655	$19,967	$48,225	$41,000
Bank total revenue (denominator)	$49,639	$44,784	$39,625	$94,424	$80,182
Bank efficiency ratio	51.51%	50.59%	50.39%	51.07%	51.13%